UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 3, 2015

Cocrystal Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55158	20-5978559
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19805 North Creek Parkway Bothell, WA	98011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 398-7178

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03   Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 3, 2015, Cocrystal Pharma, Inc. (the “Company”), following approval of the Company’s shareholders as described below, filed an amendment to its Certificate of Incorporation with the Secretary of State of Delaware. This amendment increased the number of its authorized shares of common stock from 200,000,000 to 800,000,000. The amendment was effective upon filing.

In accordance with the terms of the Certificate of Designation designating the Series A Preferred Stock (the “Series A”) and the Certificate of Incorporation designating the Series B Preferred Stock (the “Series B”), immediately upon filing of the Certificate of Amendment to the Company’s Certificate of Incorporation, and without further action on the part of the holders, the Series A was converted into 340,760,802 shares of common stock and the Series B was converted into 205,083,086 shares of common stock. Following the conversion, there were no shares of either Series A or Series B outstanding.

Item 5.07   Submission of Matters to a Vote of Security Holders.

On March 3, 2015, at a Special Meeting of Shareholders, the shareholders of the Company approved the following proposal:

To approve the amendment to Cocrystal’s Certificate of Incorporation to increase the authorized common stock to 800 million.

Approval of the proposal required the affirmative vote of a majority of the voting power of each of the Company’s: (i) common stock, (ii) Series A, the holders of which vote on an as-converted to common stock basis, and (iii) Series B, the holders of which vote on an as-converted to common stock basis.

As of the record date of January 5, 2015, the outstanding voting power consisted of (i) 122,493,690 shares of common stock, (ii) 340,760,802 shares issuable upon conversion of the Series A, and (iii) 205,083,086 shares issuable upon conversion of the Series B.

The final vote results were as follows:

Common Stock
Votes For	Votes Against	Abstentions	Broker Non-Votes
83,053,266	3,594,021	565,471	—

Series A (voting on an as-converted to common stock basis)
Votes For	Votes Against	Abstentions	Broker Non-Votes
269,118,289	0	0	—

Series B (voting on an as-converted to common stock basis)
Votes For	Votes Against	Abstentions	Broker Non-Votes
159,026,840	0	0	—

Item 9.01   Financial Statements and Exhibits.

Exhibit No.	Exhibit
3.1	Amendment to Certificate of Incorporation filed March 3, 2015

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cocrystal Pharma, Inc.

Date: March 3, 2015	By: /s/ Gary Wilcox
Name:  Gary Wilcox
Title:   Chief Executive Officer